News Release

CORRECTED: PartnerRe Ltd. Announces Redemption of 7.90% Capital Trust I Preferred
Securities

PEMBROKE, BERMUDA, November 21, 2006 -- CORRECTED -- PartnerRe Ltd. today announced that PartnerRe Capital Trust I will call for redemption all of its outstanding 7.90% Capital Trust I Preferred Securities (NYSE: PRE-PrT; CUSIP: 70212C 209) on December 21, 2006. The redemption price will be $25 per Preferred Security, plus accrued and unpaid dividends to December 20, 2006

On and after the redemption date, the Preferred Securities will no longer be deemed to be outstanding, dividends on the Preferred Securities will cease to accrue, and all rights of the holders of the Preferred Securities (including rights under the guarantees by PartnerRe Ltd. relating to the Preferred Securities) will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of certificates representing the Preferred Securities.

As of today, 8,000,000, 7.90% Preferred Securities are outstanding. The notice of redemption and related materials will be mailed to registered holders of the Preferred Securities today. Questions relating to and requests for additional copies of, the notice of redemption and the related materials should be directed to the property trustee at The Bank of New York, 4 New York Plaza, 15th Floor, New York, NY 10004 (telephone: 1-800-275-2048).

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk transfer solutions. At December 31, 2005, total revenues were $4.2 billion. As of September 30, 2006 total assets were $14.8 billion, total capitalization was $4.4 billion and total shareholders’ equity was $3.5 billion. Our major reinsurance operations have ratings of AA- (negative outlook) from Standard & Poor’s, Aa3 (stable outlook) from Moody’s, A+ (stable outlook) from A.M. Best, and AA (stable outlook) from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those

PartnerRe Ltd.	Telephone +1 441 292 0888
96 Pitts Bay Road	Fax +1 441 292 6080
Bermuda	www.partnerre.com

reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:
 PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Communications

Citigate Sard Verbinnen
(212) 687-8080
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